Exhibit 99.1

CapStar Announces Exit of Corsair

NASHVILLE, TN, September 12, 2019 (GlobeNewswire) CapStar Financial Holdings, Inc. (the “Company”) (NASDAQ:CSTR) announced today that it has been advised by the funds managed by Corsair Investments, L.P. (“Corsair”) that Corsair entered into arrangements to fully exit its position in the Company through the sale of all of its remaining shares of Company common stock.

In its last public filing of a Schedule 13G/A on February 13, 2019, Corsair stated that it held at that time 1,543,361 shares or 8.3% of the total number of fully diluted shares of common stock of the Company outstanding on such date.

About CapStar Financial Holdings, Inc.

CapStar Financial Holdings, Inc. is a bank holding company headquartered in Nashville, Tennessee and operates primarily through its wholly owned subsidiary, CapStar Bank, a Tennessee-chartered state bank. CapStar Bank is a commercial bank that seeks to establish and maintain comprehensive relationships with its clients by delivering customized and creative banking solutions and superior client service. As of June 30, 2019, on a consolidated basis, CapStar had total assets of $2.02 billion, gross loans of $1.44 billion, total deposits of $1.72 billion, and shareholders’ equity of $262.66 million. Visit www.capstarbank.com for more information.

For more information, contact:

Rob Anderson

(615) 732-6470

randerson@capstarbank.com